AVANT DIAGNOSTICS

Avant Diagnostics, Inc.
8561 East Anderson Drive
Suite 104
Scottsdale, AZ 85225
Phone: (480) 478-6660
www.avantdiagnostics.com

Privileged and Confidential

November 28, 2016

Philippe Goix
President & CEO
Prism Health Dx, Inc.
3721 Executive Center Dr.
Suite 160
Austin TX 78731

Dear Mr. Goix,

As you know, representatives of Avant Diagnostics, a publicly-traded Nevada corporation having its offices in Scottsdale, AZ ("AVDX"), and Prism Health Dx, Inc. ("PHDX") have been in discussions for some time regarding a potential business relationship. After discussions between the companies, AVDX informed PHDX of its interest in merging with PHDX, and those discussions have been productive and it is now appropriate to put in writing the understanding between the parties in the form of a Letter of Intent ("LOI") for future dealings. This LOI is the result of our analyses performed on the information provided to date.

1. We know that the first order of priority in the larger discussion of combining our respective companies is the need for AVDX to put together a line of credit for operations of PHDX. As such AVDX shall work with its shareholders and investors to assist in making an accounts receivable line of up to $2.0M (the "Accounts Receivable Financing") available to PHDX as first order of priority in order to allow it to grow its business. Subsequent to the execution of the LOI, but prior to the closing of the Accounts Receivable Financing, AVDX will provide bridge debt financing to PHDX for up to $250k on mutually agreed upon terms (the "Bridge Loan"). The total outstanding amount of the Bridge Loan, along with any accrued interest, will be repaid in full upon the closing of the Accounts Receivable Financing. Subsequent to the execution of the LOI and the closing of the Accounts Receivable Financing, AVDX will appoint one representative to the PHDX board to ensure that appropriate financial reporting controls are in place at PHDX for that entity's compliance with Accounts Receivable Financing covenants.

2. <u>Definitive Agreement</u>. As soon as practicable after execution of this LOI, and after making the Bridge Note Loan available to PHDX, the parties will engage in discussions that will form the basis of negotiation of a potential combination of the two companies.

PG

These discussions will be the basis for the parties' execution of legal agreements ("Definitive Agreements") for such a combination. The Definitive Agreement shall contain customary conditions, representations, warranties, covenants, indemnities and other terms, including terms substantially as set forth in this LOI and in the AVDX-PHDX Term Sheet attached as Exhibit A hereto. Upon execution of this LOI, the parties will continue in good faith to commit company resources for due diligence and in due course to negotiate the final terms of the Definitive Agreement as soon as practicable, but no later than the expiration of the Exclusivity Period (as defined in Paragraph 3 and 4 below), as such may be extended pursuant to Paragraph 2. The Definitive Agreement would be consummated after AVDX and PHDX complete due diligence satisfactory to both parties in their respective sole discretion. The parties agree that the Definitive Agreement shall incorporate the financial terms as provided herein which terms shall not be subject to renegotiation.

3. Termination. Either AVDX or PHDX (except as provide in (ii) below) may terminate this LOI and otherwise abandon negotiations by written notice sent to the other party by FEDEX or certified mail, without liability to any other party in any respect whatsoever, except as described in this paragraph, the paragraph entitled "Exclusivity", at any time after the earliest of the following to occur (a "Termination Event"): (i) the parties' failure to execute the Definitive Agreements within ninety (90) days after the execution of the LOI; (ii) a breach of the paragraph entitled "Exclusivity Period" (in which case only AVDX may terminate this letter of intent); or (iii) the parties' failure to execute the following closing conditions. Completion of a transaction will be conditional upon, among other things, the following closing conditions:

    i. The results of due diligence to be conducted by ADVX and its representatives shall be satisfactory to ADVX, in its sole discretion;

    ii. ADVX shall be satisfied that there have been no adverse changes to the business or financial condition of PHDX;

    iii. Majority approval of ADVX's board of directors and PHDX's board of directors;

    iv. the Parties' execution of the Definitive Agreements;

    v. ADVX raising at least $2mil through the sale of its securities on or prior to the date of Closing;

PG

vi. the receipt of any regulatory approvals and third party consents, on terms satisfactory to ADVX;

vii. there being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of PHDX; and

viii. No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, which prohibits or the transactions contemplated by this LOI or which would not permit ADVX's or PHDX's business as presently conducted to continue unimpaired following the Closing Date.

The parties acknowledge and agree that in the event this LOI is terminated pursuant to its terms, the Accounts Receivable Financing and the Bridge Note shall continue to survive pursuant to their respective terms.

4. Exclusivity Period. Unless this LOI is terminated as provided in Paragraph 2 above, for 90 days from the date of execution of this LOI (the "Exclusivity Period"), PHDX agrees not to, directly or indirectly, and shall cause its employees, shareholders and directors not to, directly or indirectly, solicit, encourage, contact, enable or negotiate with any other person regarding the sale, license or other transfer of PHDX. The parties may extend the Exclusivity Period by mutual agreement prior to the expiration of the then-current Exclusivity Period. During the Exclusivity Period PHDX maintains the right to solicit investment as an independent company, subject to periodic updates to be provided by PHDX to ADVX management.

5. Confidentiality: PHDX shall be entitled to respond to relevant inquiries that this LOI exists including the dates regarding the Exclusivity Period and whether the LOI has been terminated or not. Neither party shall make any public announcement or public statement or respond to any press inquiry pertaining to this LOI or the proposed license without the prior written approval of the other party, except for disclosures (a) as may be required by law or securities exchange regulations or (b) to advisors, shareholders and prospective investors, provided such disclosure is on a need-to-know basis and subject to non-use and non-disclosure provisions consistent with the confidentiality provisions herein.

6. Due Diligence. In connection with the diligence hereunder, during the Exclusivity Period, PHDX and AVDX will cause its representatives to make available all data, information and materials related to their respective intellectual property, finances and operations the other party or its representatives may reasonably request from time to

time during the Exclusivity Period and which either party possesses, under standard confidentiality obligations, to the other party, its representatives and certain parties.

7. Corporate Authority. Each party acknowledges it has all requisite corporate power and authority to enter into this LOI and, to consummate the transaction contemplated herein (subject to any board ratification or approval).

8. Miscellaneous. This LOI (together with Exhibit A hereto) and the Definitive Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles. This LOI is the entire agreement between the parties with respect to the subject matter herein and may be modified only by a subsequent written agreement signed by both parties. Each of PHDX and AVDX will be solely responsible for its own expenses incurred in connection with the proposed license, including the negotiation and execution of the Definitive Agreement. By their signatures set forth below, the parties hereby agree to this LOI as of the last date of the signatures set forth below.

(Signatures on following page)

This LOI may be executed in any number of counterparts, each of which will be deemed an original as against any party whose signature appears thereon. Any copy or facsimile of this LOI with all signatures reproduced on one or more sets of signature pages, will be considered for all purposes as if it were an executed counterpart of this letter of understanding.

Sincerely,

PHDX, Inc.

By: ______________________________ Date: November 28, 2016

Philippe Goix
President & CEO
Prism Health Dx, Inc.
3721 Executive Center Dr.
Suite 160
Austin TX 78731

Avant Diagnostics, Inc.

By: ______________________________ Date: November 28, 2016

Mr. Gregg Linn
President & CEO
8561 East Anderson Drive
Suite 104
Scottsdale, AZ 85225

Exhibit A

PHDX - AVDX Term Sheet

Transaction. PHDX agrees to sell all of the issued and outstanding capital stock of PHDX in exchange for 50% of the issued and outstanding capital stock of AVDX at closing of the PHDX-AVDX merger (the final terms of the proposed merger of the companies will be constructed in such a way for AVDX to remain the surviving entity for the purposes of accounting benefits that will accrue to the joint shareholder base post-transaction). PHDX and AVDX will develop a retention plan for the post-closing management team. PHDX and AVDX executives shall also work to raise $2M in capital to be closed upon signing of the definitive agreement. $2M in capital will be used for transaction closing costs and further expansion and growth. In addition, both PHDX and AVDX executives shall work to negotiate milestone-based consideration (the "Earn-Out") for their respective shareholder bases. Management and Board composition shall be agreed upon during negotiations for the definitive agreements.

Following the completion of financial due diligence, as part of the transaction, PHDX and AVDX shall set a minimum net working capital requirement for each party based on the Company's historical balance sheet information to provide for the appropriate continued operation of the business post-closing. Net working capital will be defined as the Company's total current assets (net of cash and equivalents) less its total current liabilities (net of short-term interest-bearing debt). To the extent the actual net working capital delivered at closing differs from the previously agreed upon range of minimum net working capital required, in connection with execution of Definitive Agreements, the parties will discuss the appropriateness of having a post-closing net working capital adjustment made in favor of either AVDX or the PHDX at the time of closing. Both AVDX and PHDX will work closely to ensure that any transaction is structured in as tax-efficient a manner as possible, and to facilitate a rapid listing on the NASDAQ.

Management. Effective upon the date of a national exchange listing, AVDX will appoint Phillippe Goix as CEO. Gregg Linn will remain as President and CFO for the purposes of facilitating capital raising and NASDAQ up-listing, until such time a full-time CFO can be recruited after an up-listing. Gerald Commissiong will be contracted as a strategic advisor to the Company for the purposes of facilitating capital raising and product integration, until such time as a full-time COO can be recruited. The Company will also appoint a new board made up of two members from the current AVDX board, one member from the current PHDX board, and Philippe Goix. For NASDAQ listing purposes, the Company will need to have an independent board, and therefore three independent board appointees will be appointed. PHDX and AVDX will agree on the selection of the independent board members.

Obligations of the merged company to develop the AVDX IP. Following the Closing, the merged company commits to working towards CLIA certification of MSPrecise, and when deemed commercially beneficial, regulatory approval of its suite of proprietary assays for oncology and neurodegeneration.

Developed IP. The obligation to develop and maintain current patents, future patents and patent applications and prosecution thereof for AVDX' assets shall be the responsibility and expense of the merged company. Further, all newly filed patents, patent improvements and patent claims expansion shall be the responsibility of the merged company. AVDX will confirm the level of development of all IP asset platforms and prioritize their level of development and cost to prepare for commercial launch. The merged Company will support the remaining clinical efforts to commercially launch the proprietary diagnostic tests. The projected costs to validate the MSPrecise™ test does not exceed $500k. The level of investment is not expected to exceed $500k for the launch of each TheraLink® assay. Additional costs may be required to assist University researchers in completing the validation for the OvaDx™ and the LymPro Test™.

Funding. PHDX and AVDX will work diligently during the Exclusivity Period to identify sources of funding to finance the combined business. PHDX and AVDX agree that it will require a minimum of $5M in equity capital after the merger to fund ongoing operations for the foreseeable future and launch the proprietary tests of AVDX. AVDX and PHDX agree that upon receiving commitments for funding, they will enter into binding and/or definitive agreements required to complete the financings, and that the post-merger company will work to be listed on a national stock exchange (e.g.-NASDAQ) either concurrent with the merger, or shortly thereafter.

Access to Information. AVDX and PHDX agree to provide to the other party and their counsel, bankers, accountants, and other representatives with full access to each party's properties, personnel, books and records and other such information as may be reasonably requested. Except as may be required by law or court order, all information, not otherwise already public, will be held in confidence.

Transaction Related Costs. Each Party shall be responsible for its own transaction related cost of preparing disclosure materials for, and reviewing the contents of, any documents prepared in connection with the completion of the Definitive Agreement.

Miscellaneous. The Definitive Agreement shall further include usual and customary terms, representations, warranties and covenants from the parties regarding organization, capacity, authority, tax matters, reporting and audit rights, intellectual property, confidentiality, indemnification, due diligence, closing, termination, integrity, complete availability of all pre-clinical and clinical data possessed by PHDX and AVDX. All representations and warranties will survive the closing for twenty-four (24) months, except those representations and warranties related to matters such as employment and tax, which

will survive the closing for the applicable statute of limitations, and representations and warranties related to organization, due authorization, brokers and title to assets which shall survive the closing indefinitely.